UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2022

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
7373 Gateway Boulevard Newark, CA (Address of Principal Executive Offices)	94560 (Zip Code)
Registrant’s telephone number, including area code: (510) 648-3553

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into Material Definitive Agreement.

On June 9, 2022 (the “Closing Date”), Lucid Group, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), as swingline lender and as an issuing bank, and each other lender and issuing bank party thereto from time to time, governing a new $1.0 billion senior secured asset-based revolving credit facility (the “ABL Credit Facility”), which the Company and each other borrower from time to time party thereto (the “Borrowers”) may draw upon from time to time subject to the terms and conditions set forth therein. The ABL Credit Facility includes a $350.0 million letter of credit subfacility and a $100.0 million swingline loan subfacility. Subject to certain terms and conditions, including obtaining such new commitments, the Company may from time to time request one or more increases in the amount of credit commitments under the ABL Credit Facility in an aggregate amount up to the sum of $500.0 million plus certain other amounts.

On the Closing Date, there were no borrowings and no outstanding letters of credit under the ABL Credit Facility.

Availability

The ABL Credit Facility has an initial aggregate principal commitment amount of up to $1.0 billion, with availability from time to time subject to the value of the borrowing base which, subject to eligibility criteria set forth in the Credit Agreement, equals the sum of, from time to time, (i) 85% of the eligible accounts receivable of the Loan Parties (as defined below) (other than eligible credit card receivables and eligible investment grade accounts receivable), plus (ii) 90.0% of the eligible investment grade accounts receivable of the Loan Parties, plus (iii) 90.0% of the eligible credit card receivables of the Loan Parties, plus (iv) the lesser of (x) 75% of the lower of cost or market value of eligible inventory of the Loan Parties, determined on a first-in-first-out basis and (y) 85% of the appraised net orderly liquidation value of eligible inventory of the Loan Parties valued at the lower of cost or market value, determined on a first-in-first-out basis, plus (v) prior to the Fixed Asset Release Date (as defined in the Credit Agreement), the lesser of (x) 75% of the lower of cost or market value of eligible machinery and equipment of the Loan Parties and (y) 85% of the appraised net orderly liquidation value of eligible machinery and equipment of the Loan Parties, plus (vi) prior to the Fixed Asset Release Date, 50% of the appraised fair market value of certain eligible fee owned real property of the Loan Parties plus (vii) 100% of Eligible Cash (as defined in the Credit Agreement), minus (viii) customary reserves and other adjustments (including with respect to the real estate component). The amount included as part of the borrowing base pursuant to clauses (v) and (vi) above may not exceed, in the aggregate, (x) at any time prior to the second anniversary of the Closing Date, 50% of the borrowing base and (y) from and after the second anniversary of the Closing Date, 35% of the borrowing base.

Currency, Interest Rate and Fees

Extensions of credit under the ABL Credit Facility may be denominated in U.S. dollars, pounds sterling, euro, Canadian dollars, Australian dollars, Swiss francs, Japanese yen and other agreed currencies from time to time. Borrowings under the ABL Credit Facility bear interest at a rate per annum equal to (i) for amounts denominated in U.S. Dollars, at the Company’s option, either (A) the “Alternate Base Rate” (as defined in the Credit Agreement) plus a margin of 0.25% to 0.75% or (B) the “Term SOFR Rate” (as defined in the Credit Agreement) (which includes a credit spread adjustment of 10 basis points per annum) plus a margin of 1.25% to 1.75%, (ii) for amounts denominated in Canadian dollars, at the Company’s option, either (A) the “Canadian Prime Rate” (as defined in the Credit Agreement) plus a margin of 0.25% to 0.75% or (B) the “CDOR Rate” (as defined in the Credit Agreement) plus a margin of 1.25% to 1.75%, (iii) for amounts denominated in pounds sterling or Swiss francs, the applicable “Alternative Currency Daily Rate” (as defined in the Credit Agreement) plus a margin of 1.25% to 1.75% and (iv) for amounts denominated in euros, Australian dollars, Japanese yen or any other applicable foreign currency available under the ABL Credit Facility from time to time, the applicable “Alternative Currency Term Rate” (as defined in the Credit Agreement) plus a margin of 1.25% to 1.75%. Each applicable margin set forth above will be determined based on average quarterly availability under the ABL Credit Facility.

In addition to paying interest on outstanding principal under the ABL Credit Facility, the Borrowers are required to pay a quarterly commitment fee to the lenders under the ABL Credit Facility in respect of the unutilized revolving commitments thereunder at a commitment fee rate equal to 0.25% per annum. The Borrowers will also pay customary letter of credit fees.

Maturity

Borrowings under the ABL Credit Facility mature, and commitments thereunder terminate, on the earlier of (i) June 9, 2027 and (ii) the date that is 91 days prior to the stated maturity date of certain material debt for borrowed money incurred by any of the Borrowers or their restricted subsidiaries in an aggregate principal amount of not less than $500.0 million.

Prepayments

If at any time the sum of the outstanding amounts under the ABL Credit Facility exceed the lesser of (i) the borrowing base and (ii) the aggregate revolving commitments under the ABL Credit Facility (such lesser amount, the “Line Cap”), the Company is required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess.

Guarantees and Security

The obligations under ABL Credit Facility are guaranteed by the Company, each other Borrower, if any, and certain other domestic subsidiaries of the Company (collectively, the “Loan Parties”). Obligations under the ABL Credit Facility, and the guarantees of those obligations, are initially secured by a perfected first-priority security interest in substantially all assets of the Loan Parties, subject to certain exceptions, including the exclusion of intellectual property.

Certain Covenants and Events of Default

Prior to the date on which (i) the fixed charge coverage ratio is greater than 1.00 to 1.00 for at least two consecutive fiscal quarters, in each case on a trailing four fiscal quarter basis, and (ii) the Company has elected to cause the fixed charge ratio covenant to become effective (the “FCCR Covenant Trigger Date”), the Borrowers are required to maintain “Liquidity” (as defined in the Credit Agreement) at all times of at least the dollar equivalent of $1.0 billion. Following the FCCR Covenant Trigger Date, if “Specified Availability” (as defined in the Credit Agreement) is less than the greater of (A) $62.5 million and (B) 12.5% of the Line Cap (a “Compliance Period Trigger Event”), the Company is required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 as of the end of (x) the last quarter immediately preceding the occurrence of such Compliance Period Trigger Event and (y) each subsequent fiscal quarter during such Compliance Period (as defined in the Credit Agreement), and must continue to comply with such minimum fixed charge coverage ratio covenant until Specified Availability is greater than or equal to the greater of (x) $62.5 million and (y) 12.5% of the Line Cap for at least 20 consecutive calendar days.

The Credit Agreement contains customary affirmative covenants, including financial statement reporting requirements and delivery of borrowing base certificates. The Credit Agreement also contains customary negative covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, redeem or repurchase stock, dispose of assets (including dispositions of material intellectual property), consummate acquisitions or other investments, prepay certain debt, engage in transactions with affiliates, engage in sale and leaseback transactions, consummate mergers and other fundamental changes, enter in to restrictive agreements or modify their organizational documents.

The Credit Agreement contains customary events of default (subject to certain exceptions, thresholds and grace periods), such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control events, ERISA events, material breach of representations and warranties, failure to perform or observe covenants, material judgements, and invalidity of security interests or guarantees or other obligations. Upon an event of default, the lenders may, subject to certain cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

The foregoing description of the terms of the Credit Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 15, 2022, the Company issued a press release relating to its entry into the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of June 9, 2022, by and among Lucid Group, Inc., as the Borrower Representative, the other Borrowers party thereto from time to time, the Lenders and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent.

99.1	Press Release dated June 15, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2022	Lucid Group, Inc.

	By:	/s/ Sherry House
Name: Sherry House Title: Chief Financial Officer